Pricing Supplement No. 7 Dated March 19,1996
(To Prospectus and Prospectus Supplement
Dated October 10, 1995)                         Rule 424(b)(3)
                                             Registration Statement
                                                 No. 33-55945


                 FORD MOTOR CREDIT COMPANY
            Euro Medium-Term Notes Due from 9 Months
               to 30 Years from Date of Issue


     Ford Motor Credit Company ("Ford Credit") has designated Japanese Yen 20,000,000,000 aggregate principal amount of its Euro Medium-Term Notes Due from 9 Months to 30 Years from Date of Issue having specific terms set forth below (the "Notes"). Nomura International plc has agreed to purchase the Notes at a price of 100.00% of their principal amount for resale at an initial public offering price of 100.00% of their principal amount. After the initial public offering, the offering price may be changed.


Issue Date:              April 10, 1996.

Principal Amount:        Japanese Yen 20,000,000,000.

Interest Rate:           2.66% per annum


Interest Payment Dates:  The 10th day of April of each year, commencing April
                         10, 1997.


Maturity Date:           April 10, 2001.

"Business Day"
   definition            "Business Day" means any day that is not a Saturday
                         or a Sunday and that in, the city of New York, London or Tokyo is not a day on which banking institutions are generally authorized or obligated to close.

Redemption Price at
  Maturity Date:         100% of Principal Amount.

ISIN:                    XS0065039694

Common Code:             6503969



Listing: The Notes will not be listed on the Luxembourg Stock Exchange or any other stock exchange.


                   NOMURA INTERNATIONAL PLC